Exhibit 99.1

Behringer Harvard Multifamily REIT I, Inc. Announces
Expansion of Co-Investment Relationship with PGGM

DALLAS, December 27, 2013 — Behringer Harvard Multifamily REIT I, Inc. (the REIT) announced today that it has entered into a new $300 million arrangement with PGGM Private Real Estate Fund (PGGM) to co-invest with the REIT in multifamily communities. This new arrangement is in addition to prior investments in which PGGM committed $300 million for co-investment with the REIT in three separate tranches of $100 million.

PGGM, an investment vehicle for Dutch pension funds, currently manages approximately  $210 billion in pension assets for more than 2.5 million pensioners.

Since May 2007, PGGM has been a co-investment partner with the REIT. Generally, the REIT and PGGM own 55 percent and 45 percent in each co-investment asset, respectively. From the inception of the relationship through September 30, 2013, PGGM has co-invested with the REIT in 28 multifamily communities with a total capitalized cost of approximately $1.6 billion.

As a result of PGGM’s new co-investment arrangement with the REIT, the partners expect to invest about $1.3 billion in multifamily communities over the next several years, taking into account the equity provided by both partners and additional leverage. Upon entry into the new arrangement, PGGM invested in several of the existing REIT development projects and will also target future acquisitions and developments for investment.

“We are excited about this new increase in our PGGM co-investment platform. It represents a significant opportunity to grow the REIT’s portfolio and create additional value for our shareholders,” said Mr. Mark T. Alfieri, President and Chief Operating Officer of the REIT. “We are pleased to extend our relationship with an institutional real estate investor of the highest caliber. We believe that PGGM’s decision to increase, once again, its investment in our U.S. multifamily platform provides further recognition from a highly sophisticated institutional investor of the REIT’s investment strategy.”

About Behringer Harvard Multifamily REIT I, Inc.

Behringer Harvard Multifamily REIT I, Inc. (the REIT) is a Dallas-based real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. The REIT invests in stabilized operating properties and properties in various phases of development, with a focus on communities located in the top 50 Metropolitan Statistical Areas of the United States. The REIT’s portfolio includes investments in 56 multifamily communities in 13 states comprising 15,861 apartment homes.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include the risks that we may not find additional investments acceptable to PGGM or that PGGM may otherwise decide to cease investing with us, that PGGM may not honor its commitments to us, that we and

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PGGM may have material disagreements, as well as those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler	David Nesmith
Behringer Harvard for	Richards Partners for
Behringer Harvard Multifamily REIT I, Inc.	Behringer Harvard Multifamily REIT I, Inc.
bmarler@behringerharvard.com	david_nesmith@richards.com
469.341.2312	214.891.2864

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